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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K
                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 2, 1997

                             FIRSTMERIT CORPORATION
             (Exact name of registrant as specified in its charter)

           OHIO                        0-10161                34-1339938
(State or other jurisdiction of      (Commission         (IRS employer
incorporation or organization)       file number)        identification number)

III CASCADE PLAZA, 7TH FLOOR  AKRON, OHIO        44308        (330) 384-8000
(Address of Principal Executive Offices)       (Zip Code)    (Telephone Number)











                                    Copy to:

                                 KEVIN C. O'NEIL
                                BROUSE & MCDOWELL
                            500 First National Tower
                             Akron, Ohio 44308-1471
                                 (330) 434-5207



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ITEM 5.  OTHER EVENTS.

         On November 2, 1997, FirstMerit Corporation ("FirstMerit"), entered into an Agreement of Affiliation and Plan of Merger ("Agreement") with CoBancorp Inc. ("CoBancorp"), a bank holding corporation headquartered in Elyria, Ohio, whereby CoBancorp will merge with and into FirstMerit ("Merger"). Based on FirstMerit's per share closing price on October 31, 1997 of $25.50, the value of the transaction on such date was approximately $157.0 million.

         The Merger is structured as a tax-free exchange for CoBancorp shareholders receiving FirstMerit common stock, and will be accounted for as a purchase transaction. The Merger is expected to close in the second quarter of 1998.

         In connection with the Merger, FirstMerit plans to issue between 3.1 and 4.3 million shares of its common stock. The FirstMerit Board of Directors has approved the repurchase of up to 4.3 million shares of FirstMerit stock for use in the Merger. These share purchases may be effected through public and private transactions.

         Under the terms of the Agreement, each share of CoBancorp common stock will be exchanged for $44.50 in cash or for shares of common stock of FirstMerit with a market value per share of $44.50, based upon the market value of FirstMerit common stock during a ten day period ending ten days prior to closing of the transaction ("Pricing Period"), subject to adjustment as provided for in the Agreement ("Average Closing Price"). CoBancorp shareholders may elect to exchange their common stock for either common stock of FirstMerit, or $44.50 in cash, provided that no less than 30 percent nor more than 49 percent of the total transaction value will be paid in cash.

         Each CoBancorp shareholder will have a right to elect to receive (a) shares of FirstMerit Common Stock, (b) cash in the amount of $44.50 per share of CoBancorp common stock, or (c) a specified amount of shares of FirstMerit Common Stock with the balance as cash in the amount of $44.50 per share of CoBancorp common stock. A CoBancorp shareholder can also make no election.

         On the date the Agreement was executed, the "Exchange Ratio" for the CoBancorp common stock was 1.745, based upon per share prices of CoBancorp and FirstMerit common stock of $44.50 and $25.50, respectively. The Exchange Ratio, however, will not be fixed until the end of the Pricing Period. If the Average Closing Price of the FirstMerit common stock is (a) greater than $30.60, then the Exchange Ratio will equal $48.53 divided by the Average Closing Price, (b) equal to or greater than $28.05 but less than or equal to $30.60 per share, then the Exchange Ratio will be 1.586, (c) greater than $22.95 but less than $28.05 per share, then the Exchange Ratio will be adjusted by multiplying the Exchange Ratio by a factor equal to $25.50 divided by the Average Closing Price, or (d) equal to or less than $22.95, subject to the right of CoBancorp to terminate and of FirstMerit to "gross-up," then the Exchange Ratio will be 1.939.

         If the Average Closing Price of FirstMerit common stock is less than $20.40, CoBancorp may elect to terminate the Agreement. If CoBancorp makes such an election, FirstMerit has the right to agree to fix and "gross up" the Exchange Ratio at 1.939. If FirstMerit does so, CoBancorp may not terminate the Agreement.

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         The following table details the relationship between the Average
Closing Price, the Exchange Ratio and the per share value of CoBancorp common stock, should a CoBancorp shareholder make an election to receive only FirstMerit common stock, and assuming no prorations as discussed below.

                                                                  PER SHARE VALUE TO
         AVERAGE CLOSING PRICE              EXCHANGE RATIO       COBANCORP SHAREHOLDER

         More than $30.60                   Floating                   $48.53

         $30.60 to $28.05                   Fixed at 1.586
                   $30.60                   1.586                      $48.53
                   $30.00                   1.586                      $47.58
                   $29.00                   1.586                      $45.99
                   $28.05                   1.586                      $44.50

         $28.04 to $22.96                   Floating
                   $28.04                   1.587                      $44.50
                   $27.00                   1.648                      $44.50
                   $26.00                   1.712                      $44.50
                   $25.00                   1.780                      $44.50
                   $24.00                   1.854                      $44.50
                   $22.96                   1.938                      $44.50

         Equal to or
         Less Than $22.95                   Fixed at 1.939
                   $22.95                   1.939                      $44.50
                   $22.00                   1.939                      $42.66
                   $21.00                   1.939                      $40.72
                   $20.40                   1.939                      $39.55

         If the CoBancorp shareholders elect less than 30 percent or more than 49 percent of the total transaction value to be paid in cash, the Agreement provides that generally shareholders will have certain of their elections allocated on a pro rata basis so that no less than 30 percent nor more than 49 percent of the total transaction value will be paid in cash.

         Consummation of the Merger is subject to certain customary conditions, including, among others, (i) the approval of the Merger, the Agreement and the transactions contemplated thereby by the CoBancorp shareholders at a meeting held for such purpose, and (ii) receipt of certain regulatory approvals.

         Subsequent to the execution of the Agreement, and subject to FirstMerit's right to terminate the Agreement if not executed, the Company and FirstMerit entered into a Stock Purchase Option dated as of November 3, 1997 (the "CoBancorp Stock Option"). Under the CoBancorp Stock Option, FirstMerit was granted an irrevocable option to purchase up to up to 19.9% (currently being 687,311 shares without giving


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effect to the issuance of any shares subject to the CoBancorp stock option plans and the CoBancorp Stock Option) of CoBancorp common stock, no par value at a price equal to $40.00 per share. The number of shares and the purchase price are subject to adjustment as described in the CoBancorp Stock Option. The CoBancorp Stock Option is exercisable by FirstMerit only under specific circumstances involving generally a transaction whereby CoBancorp would enter into an agreement to merge with a party other than FirstMerit, a third party would announce a tender offer for CoBancorp, another party shall have acquired 20% or more of CoBancorp, or the Agreement is not approved by the CoBancorp shareholders. Under certain circumstances CoBancorp may be required to repurchase the CoBancorp Stock Option or the shares acquired pursuant to the exercise thereof, plus pay additional sums.

         The preceding descriptions of the Agreement and the CoBancorp Stock Option are qualified in their entirety by reference to the copies of the Agreement and the CoBancorp Stock Option included as Exhibits 99.1 and Exhibit
99.2 hereto, respectively, and which are hereby incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (C)  EXHIBITS.

                  99.1 Agreement of Affiliation and Plan of Merger dated November 2, 1997 by and between FirstMerit Corporation and CoBancorp Inc.

                  99.2      CoBancorp Inc. Stock Purchase Option dated
                            November 3, 1997

                  99.3 Text of Press Release dated November 3, 1997 issued by FirstMerit Corporation

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       FIRSTMERIT CORPORATION

Dated: November 10, 1997               By: /S/  TERRY E. PATTON
                                          -----------------------------------
                                          Terry E. Patton
                                          Secretary


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                             FIRSTMERIT CORPORATION
                           CURRENT REPORT ON FORM 8-K

                                INDEX OF EXHIBITS

         EXHIBIT

                    99.1 Agreement of Affiliation and Plan of Merger dated November 2, 1997 by and between FirstMerit Corporation and CoBancorp Inc.

                    99.2 CoBancorp Inc. Stock Purchase Option dated November 3, 1997

                    99.3 Text of Press Release dated November 3, 1997 issued by FirstMerit Corporation




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